FOR:	SKILLSOFT PLC

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

INVESTOR CONTACTS:
Michael Polyviou/Peter Schmidt
Financial Dynamics
(212) 850-5748
SKILLSOFT REPORTS SECOND QUARTER FISCAL 2009 RESULTS AND
RAISES FULL YEAR FISCAL 2009 FINANCIAL TARGETS
•	SECOND QUARTER REVENUE OF $83.3 MILLION AND NET INCOME OF $12.9 MILLION
•	SECOND QUARTER DILUTED EPS OF $0.12
•	SECOND QUARTER ADJUSTED EBITDA OF $28.8 MILLION
•	REDUCED DEBT BY $30.5 MILLION IN THE SECOND QUARTER AND REPURCHASED 1. 5 MILLION SHARES FOR $15.0 MILLION
•	CASH, RESTRICTED CASH AND INVESTMENTS OF $85.9 MILLION
NASHUA, NH, August 22, 2008 - SkillSoft PLC (NASDAQ: SKIL), a leading Software as a Service (SaaS) provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses, today announced financial results for its second fiscal quarter of fiscal 2009.
Fiscal 2009 Second Quarter Results
The Company reported total revenue of $83.3 million for its second quarter ended July 31, 2008 of its fiscal year ending January 31, 2009 (fiscal 2009), which represented a 17% increase over the $71.5 million reported in its second quarter of the fiscal year ended January 31, 2008 (fiscal 2008). The Company’s total deferred revenue at July 31, 2008 was approximately $166.6 million as compared to approximately $143.7 million at July 31, 2007. The 16% increase in deferred revenue reflects growth in order intake and billings from SkillSoft’s core business.
On a US generally accepted accounting principles (US GAAP) basis, the Company’s net income was $12.9 million, or $0.12 per diluted share, for the second quarter of fiscal 2009. Net income for the second quarter of fiscal 2009 includes income from discontinued operations (net of tax) of $2.1 million, or $0.02 per basic and diluted share, resulting from proceeds received in the second quarter of fiscal 2009 from the Company’s sale of the assets related to the NETg Press business in October 2007. SkillSoft reported net income of $12.4 million, or $0.11 per diluted share, for the second quarter of fiscal 2008. Net income for the second quarter of fiscal 2008 includes a non-cash tax benefit from continuing operations of approximately $11.0 million, or $0.10 per diluted share, resulting from a $25 million deferred tax valuation allowance reduction which was partially offset by tax adjustments resulting from the purchase accounting for the NETg acquisition. The Company’s US GAAP net income includes the following:

Acquisition and integration related expenses:
•	Merger related integration costs of $0.2 million in the second quarter of fiscal 2009 as compared to $8.5 million in the second quarter of fiscal 2008. The Company does not anticipate incurring significant additional merger related integration costs associated with the NETg acquisition going forward.
•	Income from discontinued operations, net of tax, of $2.1 million in the second quarter of fiscal 2009 resulting from the proceeds received from the Company’s sale of the assets related to the NETg Press business in October 2007 as compared to income from discontinued operations, net of tax, of $0.5 million in the second quarter of fiscal 2008.
Non-Cash Charges:
•	Stock based compensation expense of $1.5 million in the second quarter of fiscal 2009 as compared to $1.3 million in the second quarter of fiscal 2008.
•	Depreciation and amortization expense of $1.4 million in the second quarter of fiscal 2009 as compared to $2.3 million in the second quarter of fiscal 2008.
•	Amortization of intangible assets of $4.5 million in the second quarter of fiscal 2009 as compared to $5.5 million in the second quarter of fiscal 2008.
•	Amortization of deferred financing costs of $0.4 million in the second quarter of fiscal 2009 as compared to $0.2 million in the second quarter of fiscal 2008.
•	Non-cash provision for income tax of $5.8 million in the second quarter of fiscal 2009 as compared to a non-cash $11.0 million income tax benefit in the second quarter of fiscal 2008.
“Our results for the fiscal 2009 second quarter and the first half of fiscal 2009 came in ahead of the revenue and EPS ranges we targeted, and we are encouraged by our performance. The better than targeted performance was attributable to the strength of our core business, and gives us the confidence to set our financial expectations higher for our 2009 fiscal year,” said Chuck Moran, President and Chief Executive Officer. “We also obtained a favorable ruling from the Irish courts relative to our proposed capital reduction and successfully negotiated the flexibility desired from our lenders to enable us to continue to execute our share repurchase program. As a result, we anticipate using our cash for the remainder of this fiscal year to reduce debt and continue to execute our share repurchase program,” commented Moran.
Gross margin increased to 86% for the Company’s fiscal 2009 second quarter as compared to 85% for the fiscal 2008 second quarter. Gross margin for both the fiscal 2009 and fiscal 2008 second quarters includes amortization of intangible assets related to acquired technology and capitalized software development costs of $1.7 million. The intangible asset amortization reduced gross margin in both periods by approximately 2%.
Cost of revenue in the fiscal 2009 second quarter increased compared to the fiscal 2008 second quarter primarily due to additional royalty expense resulting from increased revenue. Also included in cost of revenue are expenses related to the transition of NETg’s customers to the SkillSoft hosting platform. We expect to incur a lower amount of hosting and infrastructure expenses in the third quarter of fiscal 2009, during which we expect the transition to be completed. The gross margin is impacted mainly by the mix of royalty-bearing content and the costs incurred to augment the hosting capacity needed to meet our existing and new customer solution requirements.

Research and development expenses increased to $12.5 million in the fiscal 2009 second quarter from $11.4 million in the fiscal 2008 second quarter, but decreased as a percentage of revenue to 15% in the second quarter of fiscal 2009 as compared to 16% in the second quarter of fiscal 2008. The increase in research and development expenses was primarily due to the addition of research and development personnel and the engagement of contractors and outsource partners to support expanded product offerings and software development initiatives resulting from our larger customer base.
Sales and marketing expenses increased to $26.1 million in the fiscal 2009 second quarter from $23.7 million in the fiscal 2008 second quarter, but decreased as a percentage of revenue to 31% in the second quarter of fiscal 2009 as compared to 33% in the second quarter of fiscal 2008. The increase in sales and marketing expenses was primarily due to the addition of direct sales, telesales and sales support personnel to support our larger customer base as well as higher commission expense.
General and administrative expenses increased to $9.4 million in the fiscal 2009 second quarter from $9.0 million in the fiscal 2008 second quarter, but decreased as a percentage of revenue to 11% in the second quarter of fiscal 2009 as compared to 13% in the second quarter of fiscal 2008. The increase in general and administrative expenses was primarily due to approximately $0.5 million of professional expense incurred in connection with an on-going feasibility analysis related to our business realignment strategy.
The SEC staff has not closed its informal investigation concerning the option granting practices at SmartForce for the period beginning April 12, 1996 through July 12, 2002, prior to its merger in September 2002 with SkillSoft. There were no restatement charges relating to the ongoing SEC investigation in the fiscal 2009 second quarter as compared to $0.4 million of expenses incurred in the fiscal 2008 second quarter.
Operating expenses for the fiscal 2009 second quarter include approximately $1.5 million of stock-based compensation expense. The allocation of such stock-based compensation expense for the fiscal 2009 second quarter was as follows: cost of revenue, $67,000; research and development, $231,000; sales and marketing, $444,000; and general and administrative, $736,000. By comparison, operating expenses for the fiscal 2008 second quarter included approximately $1.3 million of stock-based compensation expense. The allocation of such stock-based compensation expense for the fiscal 2008 second quarter was as follows: cost of revenue, $48,000; research and development, $225,000; sales and marketing, $369,000; and general and administrative, $631,000.
The Company’s interest income and other expense decreased to $0.2 million for the fiscal 2009 second quarter as compared to $0.5 million for the second quarter of fiscal 2008. This decrease was primarily due to a loss on foreign currency exchange rates and a decrease in interest income attributable to an overall decline in interest rates. The Company’s interest expense decreased to $3.3 million for the fiscal 2009 second quarter as compared to $3.8 million for the second quarter of fiscal 2008. This decrease is primarily due to principal payments made during the period resulting from a reduction in our outstanding debt during the fiscal 2009 second quarter.
The Company’s effective tax rate from continuing operations was 38.9% for the six month period ended July 31, 2008 and consisted of a cash tax provision of approximately $2.0 million (6.8%) and a non-cash tax provision of approximately $9.4 million (32.1%). This compares to an $8.2 million (73.2%) tax benefit for the six month period ended July 31, 2007, which consisted of a cash tax provision of approximately $1.0 million (8.9%) and a non-cash tax benefit of approximately $9.2 million or (82.1%) from continuing operations. The increase in the current year effective tax rate is primarily due to geographic distribution of worldwide earnings as well as the second quarter of fiscal 2008 non-cash tax benefit of approximately $25 million from the reduction in the Company’s US deferred tax valuation allowance. The aforementioned benefit was partially offset by non-cash tax adjustments required as a result of purchase accounting for the NETg acquisition.
As a reminder, an important leverage covenant included in our credit facility is adjusted EBITDA. Adjusted EBITDA for the fiscal 2009 second quarter was $28.8 million and our trailing 12 month debt to adjusted EBITDA ratio was approximately 1.48. Adjusted EBITDA for the fiscal 2009 second quarter is calculated by taking net income ($12.9 million) and adding back depreciation and amortization ($1.4 million), amortization of intangible assets and capitalized software development costs ($4.5 million), stock-based compensation ($1.5 million), restatement expenses ($0.0 million), merger and integration related expenses ($0.2 million), IP migration feasibility expense ($0.5 million), interest expense ($3.3 million), and the provision for income taxes ($6.8 million), and deducting income from discontinued operations ($2.1 million) and interest income net of other expense ($0.2 million).
SkillSoft had approximately $85.9 million in cash, cash equivalents, short-term investments, restricted cash and long-term investments as of July 31, 2008 as compared to $93.5 million as of January 31, 2008. This decrease primarily reflects long term debt repayments of $24.4 million and $30.5 million in the first and second quarter of fiscal 2009, respectively; payments of $12.2 million and $15.0 million in the first and second quarters of fiscal 2009, respectively, to repurchase shares under our shareholder approved repurchase program; and investments of $9.7 million and purchases of property and equipment of $2.7 million in the six months ended July 31, 2008. These amounts were partially offset by cash provided by continuing operations of $60.2 million; proceeds from the exercise of stock options and employee stock purchase activity of $10.0 million; investment maturities of $15.2 million; and cash provided from discontinued operations of $6.9 million which is primarily comprised of proceeds from the sale of NETg Press in the six months ended July 31, 2008.
In order to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business, the Company believes that it is most useful to compare current period days sales outstanding (DSOs) to the prior year period. Given the quarterly seasonality of bookings, the deferral from revenue of subscription billings may increase or decrease the DSOs on sequential quarterly comparisons.
SkillSoft’s DSOs were in the targeted range for the fiscal 2009 second quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs were 15 days in the fiscal 2009 second quarter as compared to 14 days in the year ago period and 19 days in the first quarter of fiscal 2009 (which is a correction to our first quarter fiscal 2009 release dated May 23, 2008 which stated our net DSO was 12 days). On a gross basis, which considers all items billed as receivables, DSOs were 89 days in the fiscal 2009 second quarter compared to 108 days in the year ago quarter and 109 days in the first quarter of fiscal 2009.
FISCAL 2009 AND FISCAL 2009 THIRD QUARTER OUTLOOK
The Company, based on its reported fiscal 2009 first and second quarter performance, is now targeting fiscal 2009 revenue to be in the range of $335.0 million to $338.0 million. In the Company’s press release dated May 23, 2008, fiscal 2009 revenue was targeted to be in the range of $329.0 million to $336.0 million.
In addition, given the new fiscal 2009 targeted revenue range and the $2.1 million of income received from discontinued operations (net of tax) in the fiscal 2009 second quarter, the Company anticipates that its adjusted net income for fiscal 2009 will be between $38.0 million and $41.0 million, or $0.35 to $0.38 per basic and diluted share. In the Company’s press release dated May 23, 2008, fiscal 2009 adjusted net income was targeted to be in the range of $35.0 million to $38.0 million, or $0.32 to $0.35 per basic and diluted share.
Adjusted net income represents GAAP net income, excluding foreign exchange gains or losses and gains or losses from discontinued operations. The most significant non-cash items included in targeted adjusted net income are the following: (1) amortization of intangible assets of approximately $16.5 million; (2) depreciation and amortization of approximately $5.5 million to $6.5 million; (3) a non-cash tax provision of approximately $18.0 million to $19.0 million; (4) stock-based compensation expense of approximately $6.0 million; and (5) amortization of deferred financing costs of approximately $1.0 million.
Adjusted net income and adjusted EBITDA are non-GAAP financial measures within the meaning of applicable SEC regulations. SkillSoft is presenting these measures (for both fiscal 2009 and the fiscal 2009 third quarter) because it is currently unable to estimate the amount of foreign exchange gains or losses and it believes that presenting these measure presents investors and debt holders with meaningful information about the Company’s historical and projected operating performance for fiscal 2009.
For the third quarter of fiscal 2009 ending October 31, 2008, the Company currently anticipates revenue to be in the range of $84.0 million to $85.5 million. The Company also anticipates adjusted net income for the fiscal 2009 third quarter to be between $9.5 million and $10.5 million, or $0.09 to $0.10 per basic and diluted share. The most significant non-cash items included in targeted adjusted net income are the following: (1) amortization of intangible assets of approximately $4.4 million to $4.5 million; (2) depreciation and amortization of approximately $1.5 million to $1.7 million; (3) a non-cash tax provision of approximately $4.25 million to $4.75 million; (4) stock-based compensation expense of approximately $1.4 million to $1.6 million; and (5) amortization of deferred financing costs of approximately $0.25 million to $0.35 million.
The Company, based on its fiscal 2009 first half performance, is now targeting adjusted EBITDA for fiscal 2009 to be in the range of $101.0 million to $103.0 million. Adjusted EBITDA for fiscal 2009 in this range is expected to result in a debt to adjusted EBITDA ratio of approximately 1.4. In the Company’s press release dated May 23, 2008, fiscal 2009 adjusted EBITDA was targeted to be in the range of $96.0 million to $100.0 million. Adjusted EBITDA in the targeted range for fiscal 2009 will result in growth of approximately 26% to 29% as compared to fiscal 2008. The adjusted EBITDA targeted range for fiscal 2009 is calculated by taking targeted net income ($38.0 million to $41.0 million) and adding back depreciation and amortization ($5.0 million to $7.0 million), amortization of intangible assets and capitalized software development costs (approximately $16.0 million to 17.0 million), stock-based compensation (approximately $5.5 million to 6.5 million), restatement expenses (approximately $0.2 million), merger and integration related expenses (approximately $0.8 million), IP migration feasibility expense ($1.1 million), interest expense ($13.5 million to $14.0 million) and the provision for income taxes ($22.0 million to $24.0 million), less income from discontinued operations (approximately $2.0 million), and interest income and other income/expense ($0.2 million to $0.3 million).
The fiscal 2009 earnings outlook also does not take into account the potential positive or negative impact from foreign exchange rates, potential adjustments from the impact of our international NOL valuation reserves or international deferred tax asset utilization, the potential negative impact of the resolution of litigation matters, potential restructuring charges or the potential impact of any future acquisitions or divestitures (excluding the NETg acquisition), including potential non-recurring acquisition related expenses and the amortization of any purchased intangibles and deferred compensation charges resulting from an acquisition transaction (excluding the NETg acquisition). The outlook also does not take into account the effect of a public offering or other financing arrangement, our share buyback program or debt restructuring that could impact interest income/expenses and/or outstanding shares and thereby the Company’s EPS outlook.
Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of our earnings call.
Conference Call
In conjunction with this release, management will conduct a conference call on Friday, August 22, 2008 at 8:30 a.m. ET to discuss the Company’s second quarter fiscal 2009 financial and operating results. Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.
To participate in the conference call, local and international callers can dial (973) 582-2717. The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com. Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.
A replay will be available from 12:01 p.m. EST on August 22, 2008 until 11:59 p.m. ET on August 29, 2008. The replay number is (800) 642-1687, passcode: 60842846. A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.
About SkillSoft
SkillSoft PLC (NASDAQ: SKIL) is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.
Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft’s Books24x7(R) product offering includes access to more than 18,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM) and virtual classroom.
SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.
SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide and Dialogue are trademarks or registered trademarks of SkillSoft PLC in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.
This release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements. Factors that could cause or contribute to such differences include challenges in integrating the operations of NETg, competitive pressures, changes in customer demands or industry standards, adverse economic conditions, loss of key personnel, litigation and other risk factors disclosed under the heading “Risk Factors” in SkillSoft’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2008 as filed with the Securities and Exchange Commission. The forward-looking statements provided by the Company in this press release represent the Company’s views as of August 22, 2008. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this release.

SkillSoft PLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited, in Thousands Except Share and Per Share Data)

	Three Months Ended		Six Months Ended
	July 31,		July 31
	2008	2007	2008	2007
Revenues	$83,332	$71,469	$164,975	$128,609
Cost of revenues (1)	9,830	8,718	18,639	15,546
Cost of revenues — amortization of capitalized software development costs	1,740	1,744	3,480	1,942

Gross profit	71,762	61,007	142,856	111,121

Operating expenses:
Research and development	12,519	11,364	25,998	21,605
Selling and marketing	26,099	23,714	55,798	46,262
General and administrative	9,433	8,998	18,324	16,126
Amortization of intangible assets	2,741	3,741	5,737	4,320
Merger and integration related expenses	240	8,493	761	8,528
Restructuring	—	—	—	—
SEC investigation	(13)	351	49	1,223

Total operating expenses	51,019	56,661	106,667	98,064

Other expense, net	(347)	(251)	(1,034)	(383)
Interest income	575	728	1,192	2,336
Interest expense	(3,311)	(3,762)	(7,013)	(3,814)

Income before provision for income taxes from continuing operations	17,660	1,061	29,334	11,196

Provision for income taxes — cash	1,024	236	1,965	1,007
Provision for income taxes — non-cash	5,821	(11,039)	9,387	(9,164)

Income from continuing operations	10,815	11,864	17,982	19,353

Income from discontinued operations, net of income tax expense of $1.4 million and $1.3 million for the three and six months ended July 31, 2008, respectively	2,067	524	1,974	524

Net income	$12,882	$12,388	$19,956	$19,877

Net income, per share, basic — continuing operations	$0.10	$0.11	$0.17	$0.19
Net income, per share, basic — discontinued operations	$0.02	$0.01	$0.02	$0.01

	$0.12	$0.12	$0.19	$0.19

Basic weighted average common shares outstanding	104,877,548	104,400,895	105,081,727	103,848,299

Net income, per share, diluted — continuing operations	$0.10	$0.11	$0.16	$0.18
Net income, per share, diluted — discontinued operations	$0.02	$0.00	$0.02	$0.00

	$0.12	$0.11	$0.18	$0.18

Diluted weighted average common shares outstanding	108,712,224	108,423,593	109,231,394	107,739,609

(1) The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$67	$48	$111	$65
Research and development	231	225	468	433
Selling and marketing	444	369	1,022	867
General and administrative	736	631	1,481	1,264

	$1,478	$1,273	$3,082	$2,629

SkillSoft PLC
Condensed Consolidated Balance Sheets
(Unaudited, in Thousands)

	July 31, 2008	January 31, 2008
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$81,969	$89,584
Restricted cash	3,960	3,963
Accounts receivable, net	80,555	171,708
Deferred tax assets	10,326	13,476
Prepaid expenses and other current assets	29,384	29,061

Total current assets	206,194	307,792

Property and equipment, net	7,038	7,210
Goodwill	257,519	256,196
Acquired intangible assets, net	20,670	29,887
Deferred tax assets	80,244	87,866
Other assets	3,799	7,730

Total assets	$575,464	$696,681

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$1,455	$2,000
Accounts payable	3,510	2,139
Accrued expenses	32,914	54,084
Deferred revenue	166,582	219,161

Total current liabilities	204,461	277,384

Long term debt	142,605	197,000
Other long term liabilities	7,823	9,209

Total long-term liabilities	150,428	206,209

Total stockholders’ equity	220,575	213,088

Total liabilities and stockholders’ equity	$575,464	$696,681

SkillSoft PLC
Condensed Consolidated Statements of Cash Flows
(Unaudited, in Thousands)

	Six Months Ended
	July 31,
	2008	2007

Cash flows from operating activities from continuing operations:

Net income, continuing operations	$17,982	$19,353
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	3,082	2,629
Depreciation and amortization	2,862	4,009
Amortization of acquired intangible assets and capitalized software development costs	9,218	6,262
Recovery of bad debts	48	54
Provision for income taxes — non-cash	636	(9,164)
Non-cash interest expense	9,387	226
Tax benefit related to exercise of non-qualified stock options	500	—
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	88,805	41,818
Prepaid expenses and other current assets	(965)	4,942
Accounts payable	1,092	(50)
Accrued expenses (including long-term):
Accrued merger	(1,370)	(6,450)
Accrued restructuring	(232)	(140)
Accrued other	(18,204)	(23,020)
Deferred revenue	(52,959)	(30,463)
Deferred tax asset	281	—

Net cash provided by operating activities from continuing operations	60,163	10,006

Cash flows from investing activities from continuing operations:

Purchases of property and equipment	(2,687)	(1,888)
Cash paid for business acquisitions	(250)	(278,923)
Purchases of investments	(9,745)	(1,000)
Maturity of investments	15,237	37,973
Release of restricted cash	5	16,090

Net cash (used in) provided by investing activities from continuing operations	2,560	(227,748)

Cash flows from financing activities from continuing operations:

Exercise of stock options	7,769	8,122
Proceeds from employee stock purchase plan	2,185	1,088
Principal payment on long term debt	(54,940)	194,133
Payments to acquire treasury stock	(27,171)	—

Net cash (used in) provided by financing activities from continuing operations	(72,157)	203,343

Change in cash from discontinued operations	6,942	240

Effect of exchange rate changes on cash and cash equivalents	304	1,097

Net increase in cash and cash equivalents	(2,188)	(13,062)
Cash and cash equivalents, beginning of period	76,059	48,612

Cash and cash equivalents, end of period	$73,871	$35,550